Exhibit 99.1

CONTACTS
Investors:	Media:
Charles J. Keszler	Eden Abrahams / Jennifer Schaefer
(972) 770-6495	Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

LONE STAR TECHNOLOGIES AND BRAZIL’S GPC GROUP
COMPLETE JOINT VENTURE TRANSACTION

DALLAS, November 30, 2006 — Lone Star Technologies, Inc. (NYSE: LSS) (“Lone Star”) today said that it has completed the previously announced joint venture transaction (“Joint Venture”) with Grupo Peixoto de Castro (“GPC”) to produce finished welded oilfield tubular products.  Pursuant to the agreement, Lone Star has acquired a 50 percent ownership stake in Apolo Mecanica e Estruturas LTDA, an oilfield tubular products facility in southeastern Brazil that is operated by Apolo, for approximately $42 million, of which $24 million was paid at closing with the balance to be paid over the next 18 months.   The remaining 50 percent ownership stake will be held by GPC, and profits from the Joint Venture will be shared equally between the two partners.

About Lone Star Technologies, Inc.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products, including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

About Grupo Peixoto de Castro (GPC)

Grupo Peixoto de Castro is a Brazilian holding company whose principal operating subsidiaries manufacture and distribute refined petroleum-derived products, lubricants, chemicals and petrochemicals, steel tubular products and refractory materials. The Group is also active in the banking and real estate industries.

This release may contain forward-looking statements based on assumptions that are subject to a wide range of business risks, including risks related to securing financing for the transaction. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.